Exhibit 2.2
VOTING AND SUPPORT AGREEMENT
     VOTING AND SUPPORT AGREEMENT (the “Agreement”), dated as of April 27, 2011 between the Persons listed on Schedule A hereto (“Stockholders”), CoStar Group, Inc., a Delaware corporation (“Parent”) and LoopNet, Inc., a Delaware corporation (the “Company”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
     WHEREAS, in order to induce Parent and Lonestar Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”), to enter into an Agreement and Plan of Merger with the Company, dated as of the date hereof (the “Merger Agreement”), pursuant to which, among other things, Merger Subsidiary will merge with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”), Parent has requested each Stockholder, and each Stockholder has agreed, to enter into this Agreement with respect to (i) the shares of common stock, $0.001 par value of the Company (the “Common Stock”) owned by such Stockholder as indicated on Schedule A and the shares of Series A Convertible Preferred Stock, par value $0.001 of the Company (the “Series A Preferred Stock” and any holder thereof, a “Series A Holder”) owned by such Stockholder as indicated on Schedule A (if any) (all such shares, with respect to each Stockholder, the “Shares”) and (ii) any other voting securities of the Company that such Stockholder acquires record and/or beneficial ownership of after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise, conversion or settlement of any securities, including Common Stock issued upon conversion of the Series A Preferred Stock or upon exercise or settlement of stock options and restricted stock units granted pursuant to any Company equity plan, including without limitation, the Company’s 2006 Equity Incentive Plan and the Company’s 2001 Stock Option Plan (all such shares, with respect to each Stockholder, the “After-Acquired Shares” and together with the Shares, the “Covered Shares”);
     WHEREAS, in order to induce Parent and Merger Subsidiary to enter into the Merger Agreement with the Company and to proceed with the transactions contemplated thereby, each Stockholder has agreed to provide a waiver and consent with respect to certain provisions of the Series A Certificate of Designation and to terminate, as of the Effective Time, that certain Investors’ Rights Agreement, dated as of April 14, 2009 (the “Investors’ Rights Agreement”) and that certain Securities Purchase Agreement dated as of March 29, 2009 among the Company and certain of the Stockholders (the “SPA”);
     WHEREAS, each Stockholder acknowledges that Parent and Merger Subsidiary are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders set forth in this Agreement and would not enter into the Merger Agreement if any Stockholder did not enter into this Agreement;
     NOW, THEREFORE, in consideration of the promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
Grant of Proxy; Voting Agreement; Stockholder Waiver and Consent
     Section 1.01. Voting Agreement. Each Stockholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Company Stockholder Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company, such Stockholder shall:
     (a) appear at each such meeting or otherwise cause such Stockholder’s Covered Shares to be counted as present thereat for purposes of calculating a quorum; and
     (b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of such Stockholder’s Covered Shares (i) in favor of the adoption of the Merger Agreement and in favor of any related proposal in furtherance thereof; (ii) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of such Stockholder contained in this Agreement; and (iii) against any Acquisition Proposal and against any other action, agreement or transaction that would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect, or be inconsistent with, the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by such Stockholder of its obligations under this Agreement. The obligations of such Stockholder specified in this Section 1.01(b) shall apply whether or not the adoption of the Merger Agreement or any action described above is recommended by the Board of Directors.
     Section 1.02. Irrevocable Proxy. Each Stockholder hereby revokes any and all previous proxies granted with respect to its Covered Shares. By entering into this Agreement, each Stockholder hereby grants a proxy appointing Parent, and any designee of Parent, and each of them individually as the Stockholder’s attorney-in-fact and proxy, with full power of substitution and resubstitution, for and in such Stockholder’s name, to vote, express consent or dissent, or otherwise to exercise such voting power in each case solely with respect to the matters, and solely in the manner, set forth in Section 1.01 above. The proxy granted by each Stockholder pursuant to this Article 1 is irrevocable and coupled with an interest sufficient in law to support an irrevocable proxy and may under no circumstances be revoked during the term of this Agreement. Without limiting the generality of the foregoing, such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the General Corporation Law of the State of Delaware. This proxy is given to secure the performance of the duties of each Stockholder under this Agreement. Each Stockholder further agrees to execute such other instruments as may be necessary to effectuate the intent of this proxy. For the avoidance of doubt, if for any reason the proxy granted herein is not irrevocable, each Stockholder agrees to vote the Covered Shares in accordance with Section 1.01 hereof. Parent may terminate this proxy with respect to any Stockholder at any time at its sole discretion by written notice provided to the Stockholder. Each Stockholder shall cause the record owner of any Covered Shares of the Stockholder of which such Stockholder is not the record owner to execute and deliver to Parent an irrevocable proxy that conforms to the foregoing provisions of this Section 1.02.

     Section 1.03 No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy (except pursuant to Section 1.02 hereof), consent or power of attorney with respect to the Covered Shares and (c) has not taken and shall not knowingly take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing, impeding or delaying such Stockholder from performing any of its obligations under this Agreement.
     Section 1.04. Series A Holder Waiver and Consent; Conversion Notice. (a) Each Stockholder that is or becomes a Series A Holder hereby:
     (i) waives (A) such Stockholder’s rights under Section 4(c) and Section 6(c) of the Series A Certificate of Designation (and any obligations of a Third Party Acquiror (as defined in the Series A Certificate of Designation) or the Company, as the case may be, thereunder) and (B) any notice that such Stockholder may be entitled to with respect to the Merger or the Merger Agreement pursuant to the Series A Certificate of Designation, the SPA or the Investors’ Rights Agreement (including, without limitation, any notice under Section 6(c) and Section 10(a) of the Series A Certificate of Designation);
     (ii) consents to the Merger and the transactions contemplated by the Merger Agreement for purposes of Section 8 of the Series A Certificate of Designation;
     (iii) consents to the termination, effective as of (and contingent upon the occurrence of) the Effective Time, of the Investors’ Rights Agreement and the SPA (the waivers and consents set forth in clauses (i) — (iii) above, collectively, the “Written Waiver and Consent”); and
     (iv) agrees, while this Agreement is in effect, not to revoke or otherwise withdraw or modify in any manner adverse to Parent, Merger Subsidiary or the Company such Written Waiver and Consent.
     (b) Not later than five Business Days following the date hereof, each Stockholder that is a Series A Holder shall deliver to the Company a Contingent Conversion Notice (as defined in the Series A Certificate of Designation) in the form attached hereto as Exhibit A to convert all of its Series A Preferred Stock to Common Stock in connection with the Merger, pursuant to Section 4(a)(ii) of the Series A Certificate of Designation. Any Stockholder that becomes a Series A Holder after the date hereof (or that is a Series A Holder on the date hereof but acquires additional shares of Series A Preferred Stock after the date hereof) shall deliver to the Company a Contingent Conversion Notice with respect to the Series A Preferred Stock acquired by it by the earlier of (x) two Business Days after becoming a Series A Holder (or acquiring additional shares of Series A Preferred Stock not covered by a Contingent Conversion Notice previously delivered to the Company) and (y) one Business Day prior to the Effective Time. Each Stockholder referred to in this Section 1.04(b) agrees not to, and hereby waives any right under said Section 4(a)(ii) of the Series A Certificate of Designation to, revoke any Contingent Conversion Notice so delivered.

ARTICLE 2
Representations and Warranties of Stockholders
     Each Stockholder represents and warrants to Parent and the Company that:
     Section 2.01. Stockholder Authorization. Such Stockholder (if not an individual) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and such Stockholder has full right, power and authority to enter into this Agreement, and this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, and no other proceedings or actions on the part of such Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the transactions contemplated hereby.
     Section 2.02. Governmental Authorization. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority, is required to be made or obtained by such Stockholder in connection with the execution and delivery of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby, except for filings required to be made under Sections 13(d) or 16 of the 1934 Act, and such filings, authorizations, consents and approvals that if not obtained or made would not have a material and adverse effect on the ability of such Stockholder to consummate the transactions contemplated by this Agreement.
     Section 2.03. Non-Contravention. The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the organizational documents of such Stockholder (if not an individual), (ii) violate any law, rule, regulation, judgment, injunction, order, writ or decree of any Governmental Authority applicable to such Stockholder, (iii) require any consent or other action by any Person under, constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under any provision of any agreement or other instrument binding on such Stockholder, or (iv) result in the imposition of any Lien on any asset of such Stockholder, except for any of the foregoing as could not reasonably be expected, individually or in the aggregate, to impair such Stockholder’s ability to perform its obligations hereunder.
     Section 2.04. Ownership of Shares. Such Stockholder is the record and beneficial owner of the Shares set forth opposite the name of such Stockholder on Schedule A as of the date hereof, free and clear of any lien, encumbrance or any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares), in each case other than as arising under this Agreement. None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares, in each case other than as arising under this Agreement. Such Stockholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Shares, in each case other than as arising under this Agreement. Such Stockholder has sole voting power, sole power of disposition and sole power to demand appraisal rights with respect to the Shares set forth opposite the name of such

Stockholder on Schedule A, in each case other than with respect to any limitations on such powers pursuant to this Agreement.
     Section 2.05. Total Shares. Except for the Shares set forth on Schedule A, such Stockholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, other than stock options and restricted stock units granted to such Stockholder pursuant to the Company’s 2006 Equity Incentive Plan or the Company’s 2001 Stock Option Plan.
     Section 2.06. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.
     Section 2.07. Litigation. As of the date hereof, there is no action, suit, investigation, complaint or other proceeding pending against any such Stockholder or, to the knowledge of such Stockholder, any other Person or, to the knowledge of such Stockholder, threatened against any Stockholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by any party of its obligations under this Agreement.
     Section 2.08. Reliance. Such Stockholder understands and acknowledges that Parent and Merger Subsidiary are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties of such Stockholder contained herein.
     Section 2.09. No Indemnification Claims. Such Stockholder has not made any claim for indemnification that is continuing under Article VI of the SPA.
ARTICLE 3
Covenants of Stockholders
     Each Stockholder hereby covenants and agrees that:
     Section 3.01. No Proxies for or Disposition of Shares. Except pursuant to the terms of this Agreement, such Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or powers of attorney or other authorization or consent in or with respect to, or enter into any voting trust or other agreement or arrangement with respect to, the voting of any Covered Shares, (ii) sell (constructively or otherwise), assign, transfer, encumber or otherwise dispose of (including, without limitation, by merger, by tendering into any tender or exchange offer, or otherwise), or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Covered Shares or beneficial ownership thereof or therein (each such action, a “Transfer”), other than a Transfer of shares of Common Stock issued in connection with the settlement of restricted stock units for the purpose of satisfying tax obligations upon the vesting thereof, consistent with the Company’s past practice, or (iii) take any action that would restrict or otherwise affect the Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Such Stockholder shall not seek or solicit any such Transfer and agrees to notify Parent and the Company promptly if such Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing and provide the details of such approach or solicitation to the extent requested by Parent and the Company. Any attempted Transfer of Covered Shares or any interest therein in violation of this Section 3.01 shall be null and void. This Section 3.01 shall not prohibit a Transfer of the Covered Shares by a Stockholder (A) if such Stockholder is an individual, (i) to any member of such Stockholder’s immediate family, (ii) upon the death of such Stockholder, or (iii) of up to 55,000 shares of Common Stock by gift to a charitable trust or (B) if such Stockholder is a partnership or limited liability company, to one or more partners or members of such Stockholder or to an affiliated entity under common control with such Stockholder; provided, that a Transfer referred to clause (A)(i), (A)(ii) or (B) in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to by bound by all the terms of this Agreement.
     Section 3.02. Other Offers. From and after the date hereof until the termination of this Agreement in accordance with its terms, such Stockholder, in his, her or its capacity as a stockholder of the Company, shall not, nor to the extent applicable to Stockholder, shall such Stockholder authorize any partner, officer, director, advisor or representative of, such Stockholder or any of his, her or its affiliates to (and, to the extent applicable to Stockholder, such Stockholder shall use reasonable best efforts to prohibit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce, explore, or knowingly take any action to facilitate or encourage the submission or announcement of any Acquisition Proposal, or any inquiries, proposals or offers that may reasonably be expected to lead to an Acquisition Proposal, (b) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to any information or data relating to the Company or any of its Subsidiaries or otherwise cooperate in any way with, assist or facilitate any Third Party that is seeking to make, or has made, an Acquisition Proposal, (c) enter into any agreement, including, without limitation, any agreement in principle, term sheet, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the 1934 Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of the Company’s shareholders with respect to an Acquisition Proposal, or (f) except by reason of this Agreement (but without conceding the existence of a “group” (as such term is used in Section 13(d) of the 1934 Act) solely by virtue of this Agreement), become a member of a “group” with respect to any voting securities of the Company that takes any action in support of an Acquisition Proposal.
     Section 3.03. Waiver of Appraisal Rights and Dissenters’ Rights and Actions. Such Stockholder agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Covered

Shares or rights to dissent which may arise with respect to the Merger. Such Stockholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Subsidiary, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.
     Section 3.04. Company Actions. Such Stockholder understands and agrees that if such Stockholder attempts to transfer, vote or provide any other person with the authority to vote any of the Covered Shares other than in compliance with this Agreement, the Company shall not, and such Stockholder hereby unconditionally and irrevocably instructs the Company to not (and the Company agrees to not, and to instruct its transfer agent to not), (a) permit any such transfer on its books and records, (b) issue a new certificate representing any of the Covered Shares or (c) record any such vote, in each case unless and until such Stockholder shall have complied with the terms of this Agreement. Such Stockholder agrees that the certificates representing the Covered Shares shall bear a legend stating that they are subject to this Agreement and instructs the Company to so legend the shares (which the Company shall do as promptly as practicable following the date of this Agreement).
     Section 3.05 Communications. Such Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent of such Stockholder’s identity and holding of Covered Shares, and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent reasonably determines to be necessary in any SEC disclosure document in connection with the Merger or any other transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document.
ARTICLE 4
Miscellaneous
     Section 4.01. New Shares. In the event that a Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any shares of Common Stock, Series A Preferred Stock or other voting interests with respect to the Company, such shares or voting interests shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of Shares held by such Stockholder set forth on Schedule A hereto will be deemed amended accordingly. Each Stockholder shall promptly notify Parent and the Company of any such event.
     Section 4.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.
     Section 4.03. Further Assurances. Parent and each of the Stockholders will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its or their best efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.
     Section 4.04. No Impairment of Rights. The covenants contained herein shall apply to each Stockholder solely in his or her capacity as a stockholder of the Company, and no covenant contained herein shall apply to a Stockholder in his or her capacity as a director or officer of the Company. Nothing herein shall limit or restrict each Stockholder from voting in such Stockholder’s sole discretion on any matter other than the matters referred to in Sections 1.01 and 1.04 hereof. For the avoidance of doubt, neither Parent nor Merger Subsidiary shall be deemed an Affiliate of any Stockholder or the Company by virtue of this Agreement.
     Section 4.05. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective; provided, that Schedule A shall be deemed amended automatically in accordance with Section 4.01. This Agreement shall terminate upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time. Each Stockholder shall also have the right to terminate this Agreement by written notice to Parent as specified below if (but only if) the terms of the Merger Agreement are amended, modified or waived without the written consent of such Stockholder to change the form or amount of the consideration payable with respect to the Shares pursuant to the Merger Agreement in a manner adverse to such Stockholder (for the avoidance of doubt, an increase in the cash or stock consideration payable with respect to the Shares shall not be considered adverse to a Stockholder); provided that such Stockholder sends notice to Parent of such Stockholder’s election to terminate within five Business Days after the public announcement of such amendment. Notwithstanding the foregoing, (1) the provisions set forth in Article 4 (other than Section 4.01) shall survive the termination of this Agreement and (2) any liability incurred by any party hereto as a result of a willful and material breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.
     Section 4.06. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     Section 4.07. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.
     Section 4.08. No Waiver. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     Section 4.09. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
     Section 4.10 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.16 shall be deemed effective service of process on such party.
     Section 4.11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 4.12. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
     Section 4.13. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter herein and therein and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter herein and therein.

     Section 4.14 Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     Section 4.15. Specific Performance. Each Stockholder acknowledges that it is a condition to the willingness of Parent to enter into the Merger Agreement that such Stockholder execute and deliver this Agreement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity. Each Stockholder hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
     Section 4.16 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to Parent, to:
CoStar Group, Inc.
1331 L Street, N.W.
Washington, DC 20005
Attention: General Counsel
Facsimile No: (202) 346-6703
          with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Ave.
New York, NY 10017
Attention: Robert Spatt
                    Sean Rodgers
Facsimile No.: (212) 455-2502
          if to the Company, to:
LoopNet, Inc.
185 Berry Street, Suite 4000
San Francisco, CA 94107
Attention: Richard J. Boyle, Jr.
Facsimile No.: (415) 764-1622
          with a copy to:
Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, CA 94025
Attention: William M. Kelly
Facsimile No.: (650) 752-2111

If to a Stockholder, to the address set forth opposite such Stockholder’s name on Schedule A hereto or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COSTAR GROUP, INC.
By:	/s/ Andrew Florence
	Name:	Andrew Florence
	Title:	Chief Executive Officer

[Signature Page to Voting Agreement]

LOOPNET, INC.
By:	/s/ Richard J. Boyle, Jr.
	Name:	Richard J. Boyle, Jr.
	Title:	Chief Executive Officer and Chairman of the Board of Directors

[Signature Page to Voting Agreement]

CALERA CAPITAL PARTNERS IV, L.P.
By:	/s/ Kevin Baker
	Name:	Kevin Baker
	Title:	Managing Director and General Counsel

CALERA CAPITAL PARTNERS IV SIDE-BY-SIDE, L.P.
By:	/s/ Kevin Baker
	Name:	Kevin Baker
	Title:	Managing Director and General Counsel

[Signature Page to Voting Agreement]

TRINITY VENTURES IX, L.P.
By:	/s/ Kathleen A. Murphy
	Name:	Kathleen A. Murphy
	Title:	Member of Trinity TVL IX, LLC, General Partner of Trinity Ventures IX, L.P.

TRINITY IX SIDE-BY-SIDE FUND, L.P.
By:	/s/ Kathleen A. Murphy
	Name:	Kathleen A. Murphy
	Title:	Member of Trinity TVL IX, LLC, General Partner of Trinity IX Side-by-Side Fund, L.P.

TRINITY IX ENTREPRENEURS FUND, L.P.
By:	/s/ Kathleen A. Murphy
	Name:	Kathleen A. Murphy
	Title:	Member of Trinity TVL IX, LLC, General Partner of Trinity IX Entrepreneurs Fund, L.P.

[Signature Page to Voting Agreement]

SAINTS RUSTIC CANYON, L.P.

	By:	SAINTS RUSTIC CANYON, LLC, GENERAL PARTNER

By:	/s/ Thomas Unterman

	Name:	Thomas Unterman
	Title:	Managing Partner

RUSTIC CANYON VENTURES III, L.P.

	By:	RUSTIC VENTURE PARTNERS, LLC, GENERLA PARTNER

By:	/s/ Thomas Unterman

	Name:	/s/ Thomas Unterman
	Title:	Managing Partner
[Signature Page to Voting Agreement]

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (SBST)

By:	/s/ Kristal Dehnad

	Name:	Kristal Dehnad
	Title:	Associate Director, Charitable Trust Program Stanford Management Company
[Signature Page to Voting Agreement]

RICHARD J. BOYLE, JR.
By:	/s/ Richard J. Boyle, Jr.

THOMAS P. BYRNE
By:	/s/ Thomas P. Byrne

BRENT STUMME
By:	/s/ Brent Stumme

JASON GREENMAN
By:	/s/ Jason Greenman

WAYNE WARTHEN
By:	/s/ Wayne Warthen

WILLIAM BYRNES
By:	/s/ William Byrnes

[Signature Page to Voting Agreement]

DENNIS CHOOKASZIAN
By:	/s/ Dennis Chookaszian

JAMES T. FARRELL
By:	/s/ James T. Farrell

NOEL FENTON
By:	/s/ Noel Fenton

SCOTT INGRAHAM
By:	/s/ Scott Ingraham

THOMAS E. UNTERMAN
By:	/s/ Thomas E. Unterman

[Signature Page to Voting Agreement]